EXHIBIT 5.1

OPINION OF LATHAM & WATKINS LLP

[LETTERHEAD OF LATHAM & WATKINS LLP]

July 23, 2007

Clarient, Inc.
31 Columbia
Aliso Viejo, California 92656

Re:                               Registration Statement on Form S-8 of Clarient, Inc.; up to 8,264,161 shares of Common Stock, par value $.01 per share

Ladies and Gentlemen:

We have acted as special counsel to Clarient, Inc., a Delaware corporation (the “Company”), in connection with the registration of (i) 300,000 shares of common stock, $.01 par value per share (the “Option Shares”) issuable pursuant to Stock Option Agreements (the “Stock Option Agreements”) between the Company and James Agnello and (ii) up to 7,911,181 shares of common stock, $.01 par value per share (the “Plan Shares” and, together with the Option Shares, the “Shares”) issuable under the Clarient, Inc. 2007 Incentive Award Plan (the “Plan”), pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 23, 2007 (the “Registration Statement”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  With your consent, we have assumed that proceedings to be taken by the Company in connection with the authorization, issuance and sale of Shares pursuant to the Clarient, Inc. 2007 Incentive Award Plan (the “Plan”) will be timely completed in the manner presently proposed in the Plan.

We are opining herein only as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefore in the name or on behalf of the purchaser, and have been issued by the Company against payment therefore (not less than par value), in the circumstances contemplated by the Plan and the Stock Option Agreements, as applicable, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP